EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1998
                   (in millions, except ratio)


                                                                  1998
                                                                  ----
Earnings:
   Income before taxes on income                             $   826.0
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                    (1.1)
   Equity income                                                 (27.8)
   Fixed charges                                                 102.7
   Proportionate share of income (loss) of 50%-owned
     persons                                                      20.9
   Distributed income of less than 50%-owned persons               -
   Amortization of capitalized interest                           10.0
                                                              --------

      Total earnings                                         $   930.7

Fixed Charges:
   Interest expense:
      Consolidated                                           $    81.0
      Proportionate share of 50%-owned persons                     1.6
                                                              --------
                                                                  82.6
                                                              --------

   Amount representative of the interest factor in rents:
      Consolidated                                                19.9
      Proportionate share of 50%-owned persons                      .2
                                                              --------
                                                                  20.1
                                                              --------

   Fixed charges added to earnings                               102.7
                                                              --------

   Interest capitalized:
      Consolidated                                                 4.3
      Proportionate share of 50%-owned persons                     -
                                                              --------
                                                                   4.3
                                                              --------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                  -
                                                              --------

      Total fixed charges                                    $   107.0
                                                              ========

Ratio of earnings to fixed charges                                 8.7
                                                              ========


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